Exhibit 10.2

NOTE MODIFICATION AGREEMENT

THIS NOTE MODIFICATION AGREEMENT is dated as of ______________, 2021, and is made by and between _______________, with an address of ________________________ (“Maker”) and _________________ with an address of _________________________ (“Holder”). Capitalized terms used but not defined herein shall have the meaning ascribed in the Original Note.

R E C I T A L S:

WHEREAS, Maker executed and delivered that certain Promissory Note dated __________________ (the “Original Note”) in the original principal sum of _________________ (the “Loan”); and

WHEREAS, Maker and Holder wish to modify the Original Note by extending the maturity date and modifying the warrant coverage that is provided to the Holder.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

1. Section 1 of the Original Note is hereby amended and restated in its entirety and shall be replace with the following:

1.	The Loan shall mature on ____________, 2022 (the “Maturity”) at which time all accrued interest and unpaid principal hereof shall be due and payable.

2. Section ___ of the Original Note is hereby amended and restated in its entirety and shall be replace with the following:

__. In addition to the interest payments stated above, Holder shall also receive warrant coverage equal to 60% of the principal amount of this Note. The Maker shall deliver to Lender on or before the closing of the Offering (as defined below) warrants to purchase _________ shares of Parent’s common stock (the “Warrant”). The terms of the Warrant shall be identical to the terms of the warrants issued to investors under the terms of the Offering.

The “Offering” shall mean the Company’s parent corporation, Americrew, Inc.’s. (the “Parent”) offering of up to $___________ of senior secured convertible notes pursuant to that certain Generally Solicited Private Placement Memorandum dated __________, 2021.

3. Holder hereby acknowledges and agrees that there are no uncured, or unwaived, Events of Default under the terms of the Original Note nor any event or condition which with notice or the passage of time would be an Event of Default thereunder.

4. Except as provided for in this Note Modification Agreement, all other provisions of the Original Note remain unchanged and in full force and effect. Maker hereby affirms and confirms (a) the validity and effectiveness of all of the terms and conditions of the Original Note and (b) that there are no defenses or offsets with respect to the Original Note or any document related thereto. This Note Modification Agreement may not be changed or modified except upon a writing executed and delivered by Maker and Holder. Both Maker and Holder agree that each has not been induced to execute and deliver this Note Modification Agreement based upon any other provisions other than those contained in this Note Modification Agreement.

IN WITNESS WHEREOF, Maker and Holder have caused this Note Modification Agreement to be duly executed the day and year first above written.

HOLDER:

By:
Name:
Title:

MAKER:

By:
Name:
Title: